EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing the attached Schedule 13G (or any amendments thereto) relating to the common stock of 180 Life Sciences Corp. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of April 16, 2025.

AmTrust Financial Services, Inc.

By:	/s/ Stephen Ungar
Name: Stephen Ungar
Title: Executive Vice President, General Counsel

AmTrust International Underwriters DAC

By:	/s/ Peter Farrell
Name: Peter Farrell
Title: Company Director